EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



THE BOARD OF DIRECTORS
INDEPENDENCE HOLDING COMPANY:


We consent to the incorporation by reference in the registration statement on Form S-8 of Independence Holding Company of our report dated March 8, 2004 relating to the consolidated balance sheets of Independence Holding Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedules, which report appears in the 2003 Annual Report on Form 10-K of Independence Holding Company.


                                          /s/KPMG LLP



New York, New York
August 19, 2004